As filed with the Securities and Exchange Commission on July 2, 2020

Registration No. 333-233095

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Portola Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	270 E. Grand Avenue South San Francisco, California 94080 (650) 246-7300 (Address of principal executive offices including zip code)	20-0216859 (I.R.S. Employer Identification Number)

Aradhana Sarin

Director and President

Portola Pharmaceuticals, Inc.

270 E. Grand Avenue

South San Francisco, California 94080

(650) 246-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Ellen Chiniara, Esq. Executive Vice President, Chief Legal Officer and Corporate Secretary Alexion Pharmaceuticals, Inc. 121 Seaport Boulevard Boston, Massachusetts 02210 (475) 230-2596

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Portola Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”):

•	Registration No. 333-233095, filed with the Commission on August 7, 2019, registering (i) shares of common stock of the Company, $0.001 par value per share (“Common Stock”), (ii) shares of preferred stock of the Company, $0.001 par value per share (“Preferred Stock”), (iii) debt securities and (iv) warrants to purchase any of such Common Stock.

Pursuant to the Agreement and Plan of Merger, dated as of May 5, 2020 (the “Merger Agreement”), by and among the Company, Alexion Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and Odyssey Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a direct, wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statement and, in accordance with undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

1

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, in the State of California, on this 2nd day of July, 2020.

PORTOLA PHARMACEUTICALS, INC.

By:	/s/ Aradhana Sarin
Name: Aradhana Sarin
Title: Director and President

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to Registration Statement.